As filed with the Securities and Exchange Commission on June 8, 2023

Registration No. 333-271605

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Applied uv, inc.

(Exact name of registrant as specified in its charter)

Delaware	3648	84-4373308
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

150 N. Macquesten Parkway

Mount Vernon, NY 10550

(914) 665-6100

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Max Munn

Chief Executive Officer

Applied UV, Inc.

150 N. Macquesten Parkway

Mount Vernon, NY 10550

(914) 665-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross D. Carmel, Esq.	Anthony W. Basch, Esq.
Jeffrey P. Wofford, Esq.	J. Britton Williston, Esq.
Carmel, Milazzo & Feil LLP	Kaufman & Canoles, P.C.
55 West 39th Street, 18th Floor	1021 E. Cary Street, Suite 1400
New York, New York 10018	Two James Center
Telephone: (212) 658-0458	Richmond, VA 23219
Telephone: (804) 771-5700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

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EXPLANATORY NOTE

On May 31, 2023, the registrant effected a one-for-five (1:5) reverse stock split of its issued and outstanding shares of common stock (the “Reverse Stock Split”). All share numbers, option numbers, warrant numbers, other derivative security numbers and exercise prices appearing in this registration statement have been adjusted to give effect to the Reverse Stock Split.

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The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 8, 2023

PRELIMINARY PROSPECTUS

Applied UV, Inc.

2,659,574 Shares of

Common Stock and

Pre-funded Warrants

Applied UV, Inc. is offering 2,659,574 shares of its common stock, par value $0.0001 per share at an assumed offering price of $1.88 per share, based upon the last reported sale price of our common stock on The Nasdaq Capital Market on June 7, 2023.

We are also offering to those purchasers, if any, whose purchase of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants (each a “Pre-funded Warrant”) at an exercise price of $0.001 per share. The purchase price of each Pre-funded Warrant is equal to the price per share of common stock being sold to the public in this offering, minus $0.001. The Pre-funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-funded Warrants are exercised in full.

For each Pre-funded Warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis, the offering also includes the shares of common stock issuable from time to time upon exercise of the Pre-Funded Warrants.

Max Munn, our founder and chief executive officer has voting control over approximately 71.6% of our outstanding common stock and therefore we currently meet the definition of a “controlled company” under the corporate governance standards for Nasdaq listed companies and for so long as we remain a controlled company under this definition, we are eligible to utilize certain exemptions from the corporate governance requirements of The Nasdaq Stock Market LLC.

Our common stock is listed on The Nasdaq Capital Market under the symbol “AUVI”. The closing price of our common stock on June 7, 2023, as reported by The Nasdaq Capital Market, was $1.88. There is no established trading market for the pre-funded warrants and we do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system.

We have agreed pursuant to the terms in an underwriting agreement dated the date of this prospectus, to grant Aegis Capital Corp., the underwriter, an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 398,936 shares of common stock and/or Pre-funded Warrants (15.0% of the shares of common stock and the Pre-funded Warrants sold in this offering).

We intend to use the proceeds from this offering for general corporate purposes, including investments. See “Use of Proceeds”.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 14 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and we have elected to comply with certain reduced public company reporting requirements.

	Per Share	Per Pre-Funded Warrant	Total (1)
Public offering price	$	$	$
Underwriting discounts and commissions (7%)	$	$	$
Non-accountable expense allowance (1%)	$	$	$
Proceeds to us (before expenses), to us	$	$	$

(1)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the underwriter’s over-allotment option (if any) we have granted to the underwriter as described above.

For additional information regarding our arrangement with the underwriter, please see “Underwriting” beginning on page 21.

The underwriter expects to deliver the shares against payment on [*], 2023.

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Aegis Capital Corp

The date of this prospectus is ____, 2023

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Table of Contents

ABOUT THIS PROSPECTUS	6
PROSPECTUS SUMMARY	7
SUMMARY OF THE OFFERING	13
RISK FACTORS	14
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	16
USE OF PROCEEDS	17
CAPITALIZATION	17
DILUTION	18
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF SECURITIES	19
UNDERWRITING	21
EXPERTS	24
LEGAL MATTERS	24
WHERE YOU CAN FIND MORE INFORMATION	24
INCORPORATION OF DOCUMENTS BY REFERENCE	24

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. Neither we, nor the underwriter, have authorized any other person to provide you with information that is different from, or adds to, that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriter take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus or any free writing prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction in which such offer is unlawful.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our Common Stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this public offering and the distribution of this prospectus applicable to that jurisdiction.

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ABOUT THIS PROSPECTUS

Throughout this prospectus, unless otherwise designated or the context suggests otherwise,

•	all references to the “Company”, the “registrant”, “AUVI”, “we”, “our”, or “us” in this prospectus mean Applied UV, Inc.;

•	“year” or “fiscal year” mean the year ending December 31st;

•	all dollar or $ references when used in this prospectus refer to United States dollars; and

•	all common stock and per share of common stock information in this prospectus gives effect to a 1 for 5 reverse stock split of our common stock, which became effective as of May 31, 2023.

The industry and market data and other statistical information, if any, contained in this prospectus are based on our own estimates, independent publications, government publications, reports by market research firms or other published independent sources, and, in each case, are believed by us to be reasonable estimates. Although we believe these sources are reliable, we have not independently verified the information.

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PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of our business and our securities. The reader should read the entire prospectus carefully, especially the risks of investing in our Common Stock discussed under “Risk Factors” Some of the statements contained in this prospectus, including statements under “Summary” and “Risk Factors” as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties. Our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

Corporate History

Applied UV, Inc. (“AUVI”) is a leading sales and marketing company that develops, acquires, markets and sells proprietary surface and air disinfection technology focused on Improving Indoor Air Quality (IAQ), specialty LED lighting and luxury mirrors and commercial furnishings, all of which serves clients globally in the healthcare, commercial & public venue, hospitality, food preservation, cannabis, education, and winery vertical markets.

With its established strategic manufacturing partnerships and alliances including Canon, Acuity, Johnson Controls, USHIO, Siemens, Grainger, and a global network of 89 dealers and distributors in 52 countries, 47 manufacturing representatives, and 19 US based internal sales representatives, AUVI offers a complete suite of products through its two wholly owned subsidiaries - SteriLumen, Inc. (“SteriLumen”) and Munn Works, LLC (“MunnWorks”).

SteriLumen owns, brands, and markets a portfolio of research backed and clinically proven products utilizing advanced UVC Carbon, Broad Spectrum UVC LED’s, and Photo-catalytic oxidation (PCO) pathogen elimination technology, branded as Airocide ™, Scientific Air™, Airoclean™ 420, Lumicide™, PUROAir, PUROHealth, PURONet, and LED Supply Company.   Sterilumen’s proprietary platform suite of patented surface and air technologies offers one of the most complete pathogen disinfection platforms including mobile, fixed, and HVAC systems and software solutions interconnecting its entire portfolio suite into the IoT, allowing customers to implement, manage and monitor IAQ measures recommended by the EPA across any enterprise. Additionally, the Lumicide™ platform applies the power of ultraviolet light (UVC) to destroy pathogens automatically, addressing the challenge of healthcare-acquired infections (“HAI’s) in several patented designs for infection control in healthcare. LED Supply Company is a full-service, wholesale distributor of LED lighting and controls throughout North America. MunnWorks manufactures and sells custom luxury and backlit mirrors, conference room and living spaces furnishings.

Our global list of Fortune 100 end users including Kaiser Permanente, NY Health+Hospitals, MERCY Healthcare, University of Chicago Medical, Baptist Health South Florida, New York City Transit, Samsung, JB Hunt, Boston Red Sox’s Fenway Park, JetBlue Park, France’s Palace of Versailles, Whole Foods, Del Monte Foods, U.S. Department of Veterans Affairs, Marriott, Hilton, Four Seasons and Hyatt, and more. For information on Applied UV, Inc., and its subsidiaries, please visit https://www.applieduvinc.com

Air Disinfection Solutions & LED Lighting: Airocide, Scientific Air, PURO and LED Supply Co.

In February of 2021, the Company acquired all the assets and assumed certain liabilities of Akida Holdings, LLC (“Akida”). At the time of the acquisition, Akida owned the Airocide™ system of air purification technologies, originally developed for NASA with assistance from the University of Wisconsin at Madison, that uses a combination of UVC and a proprietary, titanium dioxide based photocatalyst that has helped to accelerate the reopening of the global economy with applications in the hospitality, hotel, healthcare, nursing home, grocer, wine, commercial building and retail sectors. The Airocide™ system has been used by brands such as NASA, Whole Foods, Dole, Chiquita, Opus One, Sub-Zero Refrigerators and Robert Mondavi Wines. Akida had contracted KES Science & Technology, Inc. (“KES”) to manufacture, warehouse and distribute the Airocide™ system and Akida’s contractual relationship with KES was assigned to and assumed by the Company as part of the acquisition.

On September 28, 2021, the Company acquired all the assets and assumed certain liabilities of KES. At the time of the acquisition, KES was principally engaged in the manufacturing and distribution of the Airocide™ system of air purification technologies and misting systems. KES also had the exclusive right to the sale and distribution of the Airocide™ system in certain markets. This acquisition consolidated all of manufacturing, sale and distribution of the Airocide™ system under the SteriLumen brand and expanded the Company’s market presence in food distribution, post-harvest produce, wineries, and retail sectors. The Company sells its products throughout the United States, Canada, and Europe.

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The Airocide™ system of air purification technologies, originally developed for the National Aeronautics and Space Administration (“NASA”) with assistance from the University of Wisconsin at Madison, uses a combination of UVC and a proprietary, titanium dioxide based photocatalyst to eliminate airborne bacteria, mold, fungi, viruses, volatile organic compounds and many odors. The core Airocide™ technology has been in use on the International Space Station and is based on photo-catalytic oxidation (PCO), a bioconversion process that continuously converts damaging molds, microorganisms, dangerous pathogens, destructive volatile organic chemicals (VOCs) and biological gasses into harmless water vapor. Unlike other air purification systems that provide “active” air cleaning, ozone producing systems, ionization or “photo-electrochemical oxidation”, Airocide’s™ nanocoating technology permanently bonds titanium dioxide to the surface of the catalytic bed. This permits the perpetual generation of surface-bound (OH-) radicals over the large surface area created by their advanced geometric design and prevents the generation and release of ozone and other harmful byproducts. The proprietary formulation and methods for creating the catalyst are the basis of Airocide’s™ competitive advantage, making it the only consistently robust, highly effective, ozone free PCO technology on the market. Airocide™ has been tested over the past 12 years by governmental agencies such as NASA, the National Renewable Energy Laboratory, independent universities including the University of Wisconsin, Texas Tech University, and Texas A&M, as well as air quality science laboratories. Airocide™ technology is listed as a FDA Class II Medical Device, making it a suitable for providing medical grade air purification in critical hospital use cases. Airocide™ Product lines include APS (consumer units), the GCS and HD lines (commercial units that will include the Sterilumen App to bring connectivity, reporting and asset management to our suite of products). The APS series provides true choice, low maintenance filter-less PCO or a filtered PCO air purification option ideal for restaurants, conference rooms, residential and small business or home office spaces. The GCS series is suitable for larger public spaces and enclosed rooms that may have high occupancy such as offices, waiting rooms and hotel lobbies, and airport gate areas. The HD series is the most powerful, providing two-stage purification for fast sanitization of larger or industrial spaces such as sporting venues and locker rooms, airports, museums, winery cellars, warehouses, and food-processing facilities. All Airocide™ products also extend the life of any perishables like fruit, produce or flowers.

On October 13, 2021, we acquired substantially all of the assets of Old SAM Partners, LLC F/K/A Scientific Air Management, LLC (“Old SAM”), which owned a line of air purification technologies (“Scientific Air”). The Scientific Air product line uses a combination of UVC and a proprietary, patented system to eliminate airborne bacteria, mold, fungi, viruses, volatile organic compounds, and many odors without producing any harmful by-products. Scientific Air’s products are well suited for larger spaces within a facility due to the higher air flow of these units. The units are also mobile with industrial grade casters, allowing for movement throughout a facility to address increased bio burden from larger meetings or increased human traffic. Both of these key items extend our Airocide line, creating a comprehensive air disinfection portfolio that spans from small to large spaces and mobile applications. Scientific Air’s products are currently sold predominantly in North America and into the healthcare market.

PURO Lighting

On January 26, 2023 we acquired PURO Lighting LLC (“PURO”) and its operating subsidiaries (the “PURO Acquisition”) pursuant to an agreement and plan of merger dated December 19, 2022 (the “PURO Merger Agreement”) for (i) $1,700,720 in the obligations to pay certain PURO debt and transaction costs, (ii) 494,444 shares of our common stock (iii) 251,108 shares of our 5% Series C Cumulative Perpetual Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”) and (iv) the payment to PURO former equity interest holders of earnout payments on the terms and conditions described in the PURO Merger Agreement.

In connection with our acquisition of PURO we also entered into a Note Purchase and Cancellation Agreement dated as of January 5, 2023, with PURO Lighting, LLC, and Acuity Brands Lighting, Inc., which provided for our purchase and cancellation of a $5 million promissory note issued by PURO to Acuity Brands Lighting, Inc. in exchange for $2.5 million in cash and the issuance to Acuity Brands Lighting, Inc. 1,250,000 shares of our 2% Series B Cumulative Perpetual Preferred Stock (the “Series B Preferred Stock”).

PURO Lighting was founded in 2019 with the goal of using light technology to promote health and wellness within spaces. Today PURO provides a suite of UV disinfection systems that have the ability to disinfect air and surfaces in commercial and industrial spaces. They focus their sales efforts in three primary verticals: Education, Government, and Healthcare.  The acquisition of Puro Lighting, LLC adds PUROHealth and PURONet - a powerful suite of products used in education, government, and healthcare that incorporates UV Lighting and a HVAC monitoring software platform. With its UL listed and patented portfolio of independently tested (Resonova Labs) synergistic surface and air disinfection technologies that help facility managers protect against multiple pathogens; PURO opens new opportunities for cross marketing sales to existing distribution channels. Additionally, the potential to inter-connect our entire portfolio of disinfection technology solutions into the IoT will provide our customers with both products and smart tools to manage and monitor indoor air quality (IAQ) across any enterprise. Applied UV’s proprietary platform suite of patented technologies offers a complete pathogen disinfection platform including mobile, fixed and HVAC systems and solutions allowing companies to implement the IAQ measures recommended by the EPA.  PURO boast a strong domestic sales network with reps in 43 states, and distribution in all 50 states.  Their product offerings encompass a range of innovative solutions, including UVC systems for air handling, in-room continuous disinfection using cutting-edge Far-UVC technology, and specialized surface disinfection solutions designed specifically for the healthcare industry.

The Puro Acquisition further positions the Company to address a growing air disinfection market trend that aligns with the White House “Clean Air Initiatives” implemented during the height of the COVID 19 Pandemic designed to protect consumers and businesses against existing and future airborne pathogens allowing economies globally to remain open. The merged entities have proven applications that can now be included in improving indoor air quality (IAQ) at the facility level including HVAV systems in public, government, municipal, retail spaces and buildings. The Puro Acquisition positions Applied UV to be one of the only companies in the world to offer a complete air and surface disinfection platform that includes consumer, fixed and mobile, and commercial applications that are research backed, clinically tested and that are used by global Fortune 100 end users in multiple verticals.

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LED Supply Company

On January 26, 2023 we acquired LED Supply Co. LLC (“LED”) and its operating subsidiaries (the “LED Acquisition”) pursuant to an agreement and plan of merger dated December 19, 2022 (the “LED Merger Agreement”) for (i) $3,179,672 in the obligations to pay certain LED debt and transaction costs, (ii) 275,555 shares of our common stock, (iii) 148,888 shares of our 5% Series C Cumulative Perpetual Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”) and (iv) the payment to LED former equity interest holders of earnout payments on the terms and conditions described in the LED Merger Agreement.

Founded in 2009, LED Supply Company is a national, Colorado-based company that provides design, distribution, and implementation services for lighting, controls and smart building technologies. LED Supply Co continues to expand its market reach with a focus on new types of energy efficiency and sustainable technologies. Along with its robust e-commerce component, LED Supply Company has recently taken the next step in revenue growth by repositioning itself as a preferred supplier for not only the latest in LED technologies, but the source for emerging technologies and product categories that the construction and retrofit market need; from electric vehicle charging to smart home technology, emergency and safety equipment, and much more.

We see synergies across our entire air and surface disinfection portfolio. First, we look to leverage Airocide’s global distribution capabilities to facilitate the sale of Scientific Air’s and PURO’s offerings internationally. Second, we look to leverage PURO’s strength in healthcare to pull through existing Airocide™ units, creating a broad healthcare product line, from small clinics, patient rooms and doctor’s offices to larger spaces such as nursing stations, waiting rooms and cafeterias. Third, we look to leverage the national MunnWorks hospitality reach with leading luxury hotel chain operators to pull through our entire air and surface disinfection portfolio (Airocide™ and Lumicide™) as well as PURO’s offerings into future hotel, condo and other renovation, upgrade and remodeling projects. Fourth, the Company will look to work with Canon Virginias’ (CVI) extensive field support team to promote the sale of the Companys’ products as well as service capabilities.  Finally, we look to incorporate the PUROAir, PUROHealth and PURONet  (a powerful suite of products used in healthcare that incorporates UV Lighting and a HVAC monitoring software platform) into our IoT integration plans via the Sterilumen App across our entire platform connecting all our units, thereby creating a leading smart asset management, reporting, and control system tool that can be incorporated across all enterprises.

Market Opportunity

According to Research and Markets, the UV Disinfection market is expected to reach $9 billion by 2027 as technology continues to improve and the focus on stopping the spread of contagious diseases increases. The Center for Disease Control states that 1 in 25 patients have at least one Hospital Associated Infection (HAI) annually and that 3 million serious infections occur every year in long-term care facilities. Losses from contagious infections, pathogens, and viruses cost the U.S. economy more than $270B every year as per the CDC: $28B lost through HAI’s; $225B in lost productivity due to absenteeism; and $25B in losses due to Student/Teacher absenteeism. Scientists globally have been advocating improving air quality post pandemic, significantly boosting global adoption to control airborne pathogen transmission.  Governments globally mandating health agencies to address improving indoor air quality (IAQ) via grants and mechanisms to ease visitation and protect facilities against future pathogens (Centers for Medicare and Medicaid Services – CMS, February 2022 Long-term Care Initiative April 2022 WH Clean Air Initiatives).

Indoor air quality (IAQ) has become an even more important issue as world economies transition beyond the COVID 19 pandemic. In 2021, 39 scientists reiterated the need for a “paradigm shift” and called for improvements in, “how we view and address the transmission of respiratory infections to protect against unnecessary suffering and economic losses.”  In mid 2022 we began to see this seismic shift from pandemic related mobile apparatuses to complete systems within systems for facilities designed to monitor, improve, and report on a more permanent basis.  While there are opportunities for mobile systems, our emphasis will be on this growing market trend.

In addition to this, the global air purifier market size is set to grow exponentially. It was valued at $9.24 billion in 2021 and is predicted to grow to approximately $22.84 billion by 2030. According to Precedence Research, the immense demand for air purification and sterilization in the US will be driven by the commercial sector.

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Sterilumen’s product portfolio is one of the only research-backed, clinically proven pure-play air and surface disinfection technology companies with international distribution and globally recognized end users, with product developed for NASA.  In addition to the numerous recognized research institutions and globally recognized names who published the reports that were completed by the acquired companies, Airocide was independently proven to kill SARS, MERSA and Anthrax.  Sterilumen’s air purification (Airocide, Scientific Air & PURO Lighting) and surface disinfection (Lumicide) were independently tested and proven to kill both Candida Auris (Resinnova Laboratories) and SARS CoV-2 (COVID-19) (MRIGlobal), MRSA (Resinnova Laboratories), Salmonella enterica (Resonnova Laboratories) and Escherichia coli (Resinnova Laboratories).

Our goal is to build a company that successfully designs, develops, and markets our air and surface disinfection solutions that will enable US and global economies to implement “Clean Air” initiatives aimed at improving indoor air quality (IAQ) as recommended by the US Government’s EPA. We will seek to achieve this goal by having our products actively involved in the following activities:

Focus on key target verticals that have proven business use cases including:

• Food Preservation

• Healthcare

• Winery

• Hospitality

• Schools

• Cannabis

• Correctional Facilities

• Dental and Long-Term Care

In addition to further developing Airocide, Scientific Air, PURO, Lumicide and LED Supply specific sales efforts, we intend to leverage the Company’s hospitality business (MunnWorks) for cross-selling opportunities of our air purification and surface disinfectant solutions and products. Our initial research indicates that the key stakeholders in this market value the asset management and reporting capabilities of our platform and provide key points of differentiation.

• Expand our global distributor channels into new markets not currently served.

• Continue scientific validation through lab testing and data from real world deployments; publish case studies in peer reviewed journals.

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Manufacturing

In an effort to improve operationally, after analyzing each of the points in our supply chain to tighten integration to optimize inventory, improve quality control, and mitigate against supply chain disruptions that were witnessed globally throughout the pandemic, on December 18th, 2022, Applied UV announced that it has signed a strategic manufacturing and related services agreement with Canon Virginia, Inc., (“CVI”) a global manufacturing, engineering and technical operation for the Canon family and a wholly owned subsidiary of Canon U.S.A, Inc. The agreement establishes CVI’s status as the primary manufacturer, assembler, and logistical authority for Applied UV’s entire suite of air purification solutions. The Manufacturing Agreement, the first of a series of anticipated agreements, enables the Company to leverage the resources of CVI’s two million-square-foot state-of-the-art engineering, manufacturing, and distribution facility.  Applied UV plans to leverage CVI’s almost 40 years of innovative and efficient production methods to manufacture the Company’s patented, FDA Class II Listed Airocide PCO commercial and consumer devices, as well as the patented advanced Activated Carbon UVC and HEPA Mobile disinfection Scientific Air portfolio.  From an R&D perspective, working closely with Canon, we are also beginning to formulate our new product roadmap and making substantial improvements to our entire line of mobile and fixed air purification products, further differentiating our patented PCO and UVC Carbon based solutions from that of our competition.  Applied UV also plans to collaborate with Canon Financial Services, Inc. to enable better cash flow management in regard to its growing supply chain requirements. Further, the Company will look to work with CVI’s extensive field support team to promote the sale of the Company’s products, as well as service capabilities.

Reverse Stock Split

On May 24, 2023, we held our annual meeting of stockholders at which our stockholders approved the adoption of an amendment to our Amended and Restated Certificate of Incorporation, as amended (the “Charter”), to effect a reverse stock split of its issued and outstanding shares of common stock, at a specific ratio, ranging from one-for-two (1:2) to one-five (1:5), with the exact ratio to be determined by our chief executive officer without further approval or authorization of our board of directors or stockholders (the “Reverse Stock Split”). On May 26, 2023, our chief executive officer determined that the Reverse Split would be completed as a 1-for-5 reverse stock split, reducing the aggregate number of outstanding shares of common stock from 19,874,879 shares to a total of 3,974,971 shares outstanding and filed an amendment to our Charter with the Secretary of State of Delaware for the 1 for 5 Reverse Stock Split, effective 12:01 a.m. on May 31, 2023. The number of authorized shares of our common stock remained unchanged at 150,000,000 shares after the Reverse Stock Split. As a result of the Reverse Stock Split, every five shares of our common stock, outstanding, immediately prior to the effectiveness of the amendment to the Charter to effect the Reverse Stock Split, was automatically combined and converted (without any further act) into one share of fully paid and nonassessable share of common stock. No fractional shares of common stock were issued in connection with the Reverse Stock Split, and in lieu of any fractional shares to which a stockholder of record was otherwise entitled as a result of the Reverse Stock Split, the registrant paid cash (without interest) equal to such fraction multiplied by the closing price of our common stock on the Nasdaq Capital Market immediately preceding the effective date of the Reverse Stock Split (with such closing sales price being adjusted to give effect to the Reverse Stock Split).

Except for the number of authorized shares of common stock, all common stock share numbers, option numbers, warrant numbers, other derivative security numbers and exercise prices appearing in this prospectus have been adjusted to give effect to the 1 for 5 Reverse Stock Split

Arbitration Summary

On February 25, 2022, James Doyle, a former Chief Operating Officer of the Company filed an arbitration claim against the Company for approximately $1.5 million plus attorneys’ fees and other costs with the American Arbitration Association in the State of New York for severance pay and other claims after being terminated by the Company for cause. The arbitration proceeding was initiated pursuant to the arbitration provision in Mr. Doyle’s employment agreement with the Company. The evidentiary hearing was conducted at the American Arbitration Association’s midtown offices on November 7, 8, 9, and 10, 2022.  Afterwards, the parties submitted post-hearing briefs.  On January 24, 2023, the Arbitration Panel issued a Partial Final Award, whereby the Panel denied five of the seven counts asserted by Doyle, and awarded him $100,000 in severance pay plus $21,153.84 in unused vacation time plus 1,275 additional shares in the Company pursuant to the terms of his Employment Agreement.  These shares were issued on June 1, 2023. In April 2023, the Panel issued a Final Award further awarding Mr. Doyle $434,535.00 in legal fees and $39,628.03 in expenses.

Employees

As of June 8, 2023, we had 158 employees.

Corporate Information

Our principal executive offices are located at 150 N. Macquesten Parkway, Mount Vernon, NY 10550. Our website address is www.applieduvinc.com.

Controlled Company

Max Munn, our founder and chief executive officer has voting control over approximately 71.6% of our voting stock. Upon the closing of this offering, Mr. Munn will own approximately 60.1% of the voting power of our outstanding voting stock (approximately 58.7% if the over-allotment is exercised in full). We currently meet the definition of a “controlled company” under the corporate governance requirements for Nasdaq listed companies and for so long as we remain a controlled company under this definition, we are eligible to utilize certain exemptions from the corporate governance requirements of Nasdaq. Mr. Munn’s voting control results from his ownership of 4,000 shares of our common stock and 10,000 shares of the Company’s Class X Super Voting Preferred Stock, which entitles the holder thereof to 1,000 votes per share (10,000,000 votes in total). Mr. Munn’s spouse has voting control over 1,000,000 shares of our common stock which are owned by The Munn Family 2020 Irrevocable Trust (the “Trust”), of which Ms. Munn is the trustee. The shares owned by the Trust are not included in Mr. Munn’s control percentages referenced above.

 As long as Mr. Munn owns at least 50% of the voting power of our Company, we will be a “controlled company” as defined under the Nasdaq rules.

 For so long as we are a controlled company under that definition, we are permitted to rely on certain exemptions from corporate governance rules, including:

• an exemption from the rule that a majority of our board of directors must be independent directors;

• an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

• an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Although we do not intend to rely on the “controlled company” exemption under Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors.

 As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Implications of Being an Emerging Growth Company

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future, but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

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These exemptions include:

• being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

• not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

• not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

• reduced disclosure obligations regarding executive compensation; and

• not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We have taken advantage of certain reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

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SUMMARY OF THE OFFERING

The following summary contains basic terms about this offering and the Common Stock and is not intended to be complete. It may not contain all of the information that is important to you. You should read the more detailed information contained in this prospectus, including but not limited to, the risk factors beginning on page 14 and the other risks described in our annual and quarterly reports incorporated by reference herein. For a more complete description of the terms of the Common Stock, see the section of this prospectus entitled “Description of the Securities”.

Issuer:	Applied UV, Inc., a Delaware corporation.

Securities Offered:	2,659,574 shares of common stock and Pre-funded Warrants to purchase shares of common stock in lieu of shares of common stock that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. The Pre-funded Warrants will have an exercise price of $0.001 per share, will be exercisable immediately and may be exercised at any time until all of the Pre-funded Warrants are exercised in full. We are also offering the shares of common stock issuable upon exercise of the Pre-funded Warrants.

Common Stock outstanding prior to this offering:	3,976,246 shares of common stock.

Common Stock outstanding after this offering:	6,635,820, assuming all of the shares offered hereby are sold and assuming no exercise of the over-allotment option and all of the Pre-funded Warrants issued in this offering are exercised.

Over-allotment option:	The underwriter has a 45-day option to purchase up to additional 398,936 shares of common Stock and/or Pre-funded Warrants (15.0% of the shares of common stock and Pre-funded Warrants sold in this offering).

Assumed Offering Price:	$1.88 per share, the closing price of our common stock on June 7, 2023, as reported by The Nasdaq Capital Market.

Use of Proceeds:	We currently intend to use the net proceeds to us from this offering to hire additional employees, including executive officers and sales professionals and for general corporate purposes, including working capital and sales and marketing activities. See the section of this prospectus titled “Use of Proceeds” beginning on page 17.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described in Part I, Item 1A, Risk Factors in our most recent Annual Report on Form 10-K, together with the other information set forth in this prospectus, and in the other documents that we include or incorporate by reference into this prospectus, as updated by our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we make with the SEC, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making a decision about investing in our common stock. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any risks actually occur, our business, financial condition and results of operations may be materially and adversely affected. In such an event, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to this Offering

Our management will have broad discretion over the use of any net proceeds from this offering and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of any net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of any proceeds from the exercise of warrants on a cash basis in this offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for you.

Investors in this offering may experience future dilution as a result of this and future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock. Investors purchasing our shares or other securities in the future could have rights superior to existing Common Stockholders, and the price per share at which we sell additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock in future transactions may be higher or lower than the price per share in this offering.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Several analysts cover our stock. If one or more of those analysts downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

There is no established public trading market for the Pre-funded Warrants being offered in this offering, and we do not expect a market to develop for the Pre-funded Warrants.

There is no established public trading market for the Pre-funded Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Pre-funded Warrants will be limited. Further, the existence of the Pre-funded Warrants may act to reduce both the trading volume and the trading price of our common stock.

The Pre-funded Warrants are speculative in nature.

Except as otherwise provided in the Pre-funded Warrants, until holders of Pre-Funded Warrants acquire our common stock upon exercise of the Pre-funded Warrants, holders of Pre-funded Warrants will have no rights with respect to our common stock underlying such Pre-funded Warrants. Upon exercise of the Pre-funded Warrants, the holders will be entitled to exercise the rights of a stockholder of our common stock only as to matters for which the record date occurs after the exercise date.

Moreover, following this offering, the market value of the Pre-funded Warrants is uncertain. There can be no assurance that the market price of our common stock will ever equal or exceed the price of the Pre-Funded Warrants, and, consequently, whether it will ever be profitable for investors to exercise their Pre-funded Warrants.

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Risks Relating to Ownership of Our Common Stock

As a “controlled company” under the rules of Nasdaq, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Max Munn, our founder and chief executive officer, is currently in control of approximately 71.6% of the voting power of our voting stock. Upon the closing of this offering, Mr. Munn will own approximately 60.1% of the voting power of our voting stock. We currently meet the definition of a “controlled company” under the corporate governance standards for Nasdaq listed companies and for so long as we remain a controlled company under this definition, we are eligible to utilize certain exemptions from the corporate governance requirements of Nasdaq.

As long as Mr. Munn owns at least 50% of the voting power of our Company, we are a “controlled company” as defined under the listing rules of Nasdaq.

For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

•	an exemption from the rule that a majority of our board of directors must be independent directors;
•	an exemption from the rule that the compensation of our CEO must be determined or recommended solely by independent directors; and
•	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Our status as a controlled company could cause our common stock to look less attractive to certain investors or otherwise harm our trading price.

You should consult your own independent tax advisor regarding any tax matters arising with respect to the securities offered in connection with this offering.

Participation in this offering could result in various tax-related consequences for investors. All prospective purchasers of the resold securities are advised to consult their own independent tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences relevant to the purchase, ownership and disposition of the resold securities in their particular situations.

IRS CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT ANY U.S. TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE INTERNAL REVENUE CODE. IN ADDITION, ANY U.S. TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS) IS WRITTEN TO SUPPORT THE “PROMOTION OR MARKETING” OF THE MATTER(S) ADDRESSED HEREIN. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM YOUR OWN INDEPENDENT TAX ADVISOR.

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We will have broad discretion in using the proceeds of this offering and we may not effectively spend the proceeds.

We will use the net proceeds of this offering for general corporate purposes, including investments. We have not allocated any specific portion of the net proceeds to any particular purpose, and our management will have the discretion to allocate the proceeds as it determines. We will have significant flexibility and broad discretion in applying the net proceeds of this offering, and we may not apply these proceeds effectively. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds, and you will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS FILING, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT OTHER POSSIBLE RISKS MAY ADVERSELY IMPACT THE COMPANY’S BUSINESS OPERATIONS AND THE VALUE OF THE COMPANY’S SECURITIES.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements”. Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation:

1.	Our ability to effectively operate our business segments;
2.	Our ability to manage our research, development, expansion, growth and operating expenses;
3.	Our ability to evaluate and measure our business, prospects and performance metrics;
4.	Our ability to compete, directly and indirectly, and succeed in the highly competitive and evolving ridesharing industry;
5.	Our ability to respond and adapt to changes in technology and customer behavior;
6.	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand; and
7.	other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations.

Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

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USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, assuming no exercise of the overallotment option will be approximately $4,360,000 ($5,049,999 if the over-allotment option id exercised in full), after deducting underwriter discount and commissions and other estimated offering expenses payable by us for this offering. We intend to use the net proceeds from the sale of our securities by us in this offering for general corporate purposes, including investments.

CAPITALIZATION

The following table sets forth our consolidated cash and capitalization, as of March 31, 2023:

•	On an actual basis;
•	On a pro forma basis giving effect to the sale of 2,659,574 shares of common stock (assuming no exercise of the Pre-funded Warrants) by us in this public offering at an assumed public offering price of $1.88 per share, based on the last reported sale price of our common stock on The Nasdaq Capital Market on June 7, 2023, after deducting the underwriter discount and commissions and offering expenses paid by us.

You should read the following table in conjunction with “Use of Proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in or incorporated by reference in this prospectus.

The pro forma as adjusted information set forth below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

	Actual	Pro Forma(1)(2)(3)
Cash	$2,081,886	$6,381,885
Short term liabilities, including deferred revenue due within one year, and contingent consideration	$40,821,138	$40,821,138
Long term liabilities including lease obligations - net of current portion,	$8,560,952	$8,560,952
Redeemable Preferred Stock: Preferred stock, 2% Series B Cumulative Perpetual, $0.0001 par value, 1,250,000 shares designated actual, 1,250,000 shares issued and outstanding actual and pro forma	$3,712,500	$3,712,500
Preferred stock, 5% Series C Cumulative Perpetual, $0.0001 par value, 2,500,000 shares designated actual, 399,996 shares issued and outstanding actual and pro forma	$1,063,989	$1,063,989
Stockholders’ Equity
Preferred stock, Series A Cumulative Preferred, $0.0001 par value, 1,250,000 shares designated actual, 552,000 shares issued and outstanding actual and pro forma	$55	$55
Preferred stock, Series X, $0.0001 par value, 10,000 shares designated actual, 10,000 shares issued and outstanding actual and pro forma	$1	$1
Common Stock, $0.0001 par value, 150,000,000 shares authorized, 3,874,151 shares issued and 3,851,454 shares outstanding actual, and 6,658,517 shares issued and 6,635,820 shares outstanding pro forma (4)	$1,937	$2,203
Additional paid-in capital	$52,084,048	$56,383,781
Treasury stock at cost, 22,697 shares actual and pro forma	$(149,686)	$(149,686)
Accumulated deficit	$(33,141,602)	$(33,141,602)
Total stockholders’ equity	$18,794,753	$23,094,752
Total capitalization	$72,953,332	$77,253,331

(1) Does not include: (a) shares issuable upon the exercise of the underwriter’s option to purchase up to 398,936 additional shares of common stock,

(2) Does not include: (a) 64,021 shares of our common stock issuable upon exercise of outstanding vested options and (b) 38,483 shares of our common stock issuable upon exercise of other outstanding warrants.

(3) Includes 1,275 shares of common stock issued on June 1, 2023, in fulfillment of an arbitration award settlement.

(4) the difference between issued and outstanding is 22,697 treasury shares that were bought back from the market by the Company.

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DILUTION

Purchasers of our common stock in this offering will experience an immediate and substantial dilution in the pro forma adjusted net tangible book value of their shares of common stock. Dilution in as adjusted net tangible book value represents the difference between the public offering price per share and the as adjusted net tangible book value per share of our common stock immediately after the offering.

The historical net tangible book value of our common stock as of March 31, 2023, was $2,157,388 or $0.16 per share. Historical net tangible book value per share of our common stock represents our total tangible assets (total assets less intangible assets) less total liabilities divided by the number of shares of common stock outstanding as of that date. After giving effect to the sale of 2,659,574 shares in this offering at an assumed offering price of $1,88 per share less estimated underwriting fees and offering expense of $640,000 for net proceeds of approximately $4,360,000, our pro forma net tangible book value as of March 31, 2023 would have been ($18,507,847) or approximately ($2.79) per share of our common stock. This represents an immediate increase in as adjusted pro forma, net tangible book value per share of $2.96 to the existing stockholders and an immediate dilution in as adjusted pro forma net tangible book value per share of $4.67 to new investors who purchase shares of common stock in the offering. The following table illustrates this per share dilution to new investors:

Public offering price per share
Historical net tangible book value per share as of March 31, 2023	$(5.75)
Pro forma net tangible book value (deficit) per share as of March 31, 2023	$(2.79)
Increase in pro forma net tangible book value as a result of this offering	$2.96
Dilution in net tangible book value per share to new investors	$4.67

After completion of this offering, our existing stockholders would own approximately 59.9% and our new investors would own approximately 40.1% of the total number of shares of our common stock outstanding after this offering.

To the extent that outstanding options or warrants are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

The dilution information set forth in the table above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

Capitalization Table

	Shares Purchased		Total Consideration
	Number	Percent	Amount	Percent	Per Share
Existing stockholders	3,976,246	59.9%	$40,056,601	88.9%	$10.07
New Investors	2,659,574	40.1%	$4,999,999	11.1%	$1.88
Total	6,635,820	100%	45,056,600	100%	$6.79

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DESCRIPTION OF SECURITIES

For a more detailed description of the Company’s common stock reference is made to the Company’s Form 8-A filed with the SEC on July 13, 2021; For a more detailed description of the Company’s Series A Preferred Stock and Series X Preferred Stock reference is made to the Company’s registration Statement on Form S-1 (No. 333-257197, initially filed with the SEC on June 21, 2021; for a more detailed description of the Company’s Series B preferred Stock and Series C Preferred Stock reference is made the Company’s Current Report on Form 8-K filed with the SEC on February 1, 2023.

General

The Company is authorized to issue two classes of stock. The total number of shares of stock which the Company is authorized to issue is 170,000,000 shares of capital stock, consisting of 150,000,000 shares of common stock, $0.0001 par value per share of which there are 3,976,246 shares are issued and outstanding, and 20,000,000 shares of preferred stock, $0.0001 par value per share of which 1,250,000 have been designated Series A Preferred Stock of which 522,000 shares are issued and outstanding; 1,250,000 have been designated Series B Preferred Stock, all of which are outstanding; 2,500,000 have been designated Series C Preferred Stock of which 399,996 shares are outstanding. There are 24 holders of our common stock.

Pre-funded Warrants

The term “pre-funded” refers to the fact that the purchase price of our common stock in this offering includes almost the entire exercise price that will be paid under the Pre-funded Warrants, except for a nominal remaining exercise price of $0.001. The purpose of the Pre-funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, upon election of the holder, 9.99%) of our outstanding common stock following the consummation of this offering the opportunity to make an investment in the Company without triggering their ownership restrictions, by receiving Pre-funded Warrants in lieu of our common stock which would result in such ownership of more than 4.99% (or 9.99%), and receive the ability to exercise their option to purchase the shares underlying the Pre-funded Warrants at such nominal price at a later date.

Exercise of Warrants. Each Pre-funded Warrant is exercisable for one share of our common stock, with an exercise price equal to $0.001 per share, at any time that the Pre-funded Warrant is outstanding. There is no expiration date for the Pre-funded Warrants. The holder of a Pre-funded Warrant will not be deemed a holder of our underlying common stock until the Pre-funded Warrant is exercised.

Subject to limited exceptions, a holder of Pre-funded Warrants will not have the right to exercise any portion of its Pre-funded Warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the Pre-funded Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The Pre-funded Warrant holders must pay the exercise price in cash upon exercise of the Pre-funded Warrants, unless such Pre-funded Warrant holders are utilizing the cashless exercise provision of the Pre-funded Warrants.

Upon the holder’s exercise of a Pre-funded Warrant, we will issue the shares of common stock issuable upon exercise of the Pre-funded Warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any Pre-funded Warrants to purchase common stock, holders of the Pre-funded Warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Pre-funded Warrants may be exercised only if the issuance of the shares of common stock is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the Pre-funded Warrants are exercised. The Pre-funded Warrant holders must pay the exercise price in cash upon exercise of the Pre-funded Warrants unless there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the Pre-funded Warrants (in which case, the Pre-funded Warrants may only be exercised via a “cashless” exercise provision).

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the Pre-funded Warrants will be entitled to receive upon exercise of such Pre-funded Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised their Pre-funded Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Pre-funded Warrants.

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Exchange Listing. We do not intend to apply for listing of the Pre-funded Warrants on any securities exchange or other trading system.

Book-Entry Form

The Pre-funded Warrants will be registered securities and will be evidenced by a global certificate, which will be deposited on behalf of the Company with a custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., a nominee of DTC. If DTC subsequently ceases to make its book-entry settlement system available for the Pre-funded Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that any Pre-funded Warrants are not eligible for, or it is no longer necessary to have the Pre-funded Warrants available in, book-entry form, then the Company may instruct the Warrant Agent to provide written instructions to DTC to deliver to the Warrant Agent for cancellation the global certificate, and the Company will instruct the Warrant Agent to deliver to DTC separate Warrant certificates as requested through the DTC system.

Prior to due presentment for registration of transfer of any Pre-funded Warrants, the Company and the Warrant Agent may deem and treat the person in whose name that Pre-funded Warrants will be registered on the Warrant register (the “holder”) as the absolute owner of such Pre-funded Warrants for purposes of any exercise thereof, and for all other purposes, and neither the Company nor the Pre-funded Warrants Agent will be affected by any notice to the contrary. Notwithstanding the foregoing, nothing herein will prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by DTC governing the exercise of the rights of a holder of a beneficial interest in any Pre-funded Warrants. The rights of beneficial owners in a Pre-funded Warrants evidenced by the global certificate will be exercised by the holder or a participant through the DTC system, except to the extent set forth herein or in the global certificate.

A holder whose interest in a global warrant is a beneficial interest in a global warrant held in book-entry form through DTC (or another established clearing corporation performing similar functions), will effect exercises by delivering to DTC (or such other clearing corporation, as applicable) the appropriate instruction form for exercise, complying with the procedures to effect exercise that are required by DTC (or such other clearing corporation, as applicable).

Warrant Agent

The Pre-funded Warrants will be issued in registered form under separate pre-funded warrant agent agreements (each a “Pre-funded Warrant Agent Agreement”) between us and our warrant agent, VStock Transfer LLC (the “Warrant Agent”). The material provisions of the Pre-funded Warrants are set forth herein, and a copy of each of the Pre-funded Warrant Agent Agreements are filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part.

Beneficial Ownership Exercise Limitation

Each holder of the Pre-funded Warrants will be subject to a requirement that they will not have the right to exercise the Warrants to the extent that, after giving effect to such exercise, such holder (together with its affiliates) would beneficially own in excess of 4.99% (subject to increase at the option of the holder to 9.99% upon 61 days’ prior written notice) of the shares of our common stock outstanding immediately after giving effect to such exercise.

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UNDERWRITING

.Aegis Capital Corp., or Aegis, is acting as the underwriter of the offering. We have entered into an underwriting agreement dated June [*], 2023 with the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts, the number of shares listed next to its name in the following table:

Underwriter	Number of Shares	Number Of Pre-funded Warrants
Aegis Capital Corp.

Subject to the terms and conditions set forth in the underwriting agreement, the underwriter has agreed to purchase all of the Shares offered by this prospectus (other than those covered by the option described below), if any are purchased.

We have granted the underwriter a 45-day option to purchase up to 398,936 additional shares of common stock and/or Pre-funded Warrants, representing 15% of the shares of common stock and the Pre-funded Warrants sold in the offering, solely to cover over-allotments, if any. If this option is exercised in full to purchase shares of common stock only, the total price to the public will be $_____ and the total net proceeds, before expenses, to us will be $______. The purchase price to be paid per additional Pre-funded Warrant shall be equal to the public offering price of the shares of common stock minus $0.001.

The underwriter is offering the shares of common stock subject to various conditions and may reject all or part of any order. The underwriter has advised us that the underwriter proposes initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at a price less a concession not in excess of $ per share. to brokers and dealers. After the shares of common stock are released for sale to the public, the underwriter may change the offering price, the concession, and other selling terms at various times.

The following table provides information regarding the amount of the discounts and commissions to be paid to the underwriter by us, before expenses:

Total
		Per Share		Per Pre-funded Warrant	Without Over-Allotment	With Over-Allotment
Public offering price	$		$		$	$
Underwriting discount (7.0%) (1)	$		$		$	$
Non-accountable expense allowance (1%)	$		$
Proceeds, before expenses, to us	$		$		$	$

(1) We have agreed to pay the underwriter a commission of 7% of the gross proceeds of this offering.

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We have also agreed to pay Aegis Capital Corp. (a) a non-accountable expense allowance equal to 1.0% of the gross proceeds raised in the offering and (b) $75,000 for fees and expenses of legal counsel and other out-of-pocket expenses. We estimate the total expenses payable by us for this offering will be approximately $_______, which amount excludes underwriting discounts and the non-accountable expense allowance.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Company Standstill

The Company has agreed that, for a period of ninety (90) days from the closing date of this offering, that, without the prior written consent of Aegis, it will not (a) offer, sell, issue, or otherwise transfer or dispose of, directly or indirectly, any equity of the Company, including the issuance of equity in connection with the redemption of any of the Company’s outstanding indebtedness, or any securities convertible into or exercisable or exchangeable for equity of the Company; (b) file or caused to be filed any registration statement with the SEC relating to the offering of any equity of the Company or any securities convertible into or exercisable or exchangeable for equity of the Company; or (c) enter into any agreement or announce the intention to effect any of the actions described in subsections (a) or (b) hereof (all of such matters, the “Standstill”). So long none of such equity securities shall be saleable in the public market until the expiration of the ninety (90) day period described above, the following matters shall not be prohibited by the Standstill: (i) the adoption of an equity incentive plan and the grant of awards or equity pursuant to any equity incentive plan, and the filing of a registration statement on Form S-8; and (ii) the issuance of equity securities in connection with an acquisition or a strategic relationship, which may include the sale of equity securities. In no event should any equity transaction during the Standstill period result in the sale of equity at an offering price to the public less than that of the Offering referred herein.

Right of First Refusal

Upon the closing of this offering, for a period of eight (8) months from such closing, the Company has granted Aegis the right of first refusal to act as underwriter and book-running manager and/or placement agent for any and all future public and private equity and equity-linked (excluding commercial bank debt) offerings during such eight (8) month period of the Company, or any successor to or any subsidiary of the Company. If Aegis or one of its affiliates decides to accept any such engagement, the agreement governing such engagement will contain, among other things, provisions for customary fees for transactions of similar size and nature, but in no event will the fees be less than those outlined herein, and the provisions of this Agreement, including indemnification, which are appropriate to such a transaction.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by underwriter or selling group members. The underwriter may agree to allocate a number of securities to selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Over-allotment transactions involve sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising its over-allotment option and/or purchasing shares in the open market.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Vstock Transfer LLC.

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Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriter sells more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive market making

In connection with this offering, the underwriter and selling group members may engage in passive market making transactions in our common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriter and its affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which it may in the future receive customary fees.

Trading Market

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “AUVI”.

23

EXPERTS

The consolidated financial statements of Applied UV, Inc., and subsidiaries incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of Mazars USA LLP, an independent registered public accounting firm, as set forth in their report thereon, given on the authority of said firm as experts in auditing and accounting. The combined financial statements of PURO Lighting, LLC and LED Supply Co. LLC for the fiscal years ended December 31, 2021 and 2020 incorporated in the prospectus by reference to our Current Report on Form 8-K filed with the SEC on February 1, 2023 as amended by the Form 8-K/A filed with the SEC on February 2, 2023, the Form 8-K/A filed with the SEC on February 13, 2023 and the Form 8-K/A filed with the SEC on April 10, 2023 and related to the Company’s acquisition of PURO and LED Supply have been so incorporated in reliance on the report of Mazars USA LLP, an independent registered public accounting firm, as set forth in their report thereon, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities being offered by this prospectus will be passed upon by Carmel, Milazzo & Feil LLP, New York, New York. Carmel, Milazzo & Feil LLP owns 32,358 shares of the Company’s Common Stock. Kaufman & Canoles, P.C., Richmond, Virginia, is acting as counsel for the underwriter with respect to the offering.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the securities that we are offering under this prospectus. It is important for you to read and consider all of the information contained in the registration statement and you should refer to our registration statement and its exhibits for further information.

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference our Current Report on Form 8-K, filed with the SEC on May 30, 2023; our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 22, 2023; our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2023; our Current Report on Form 8-K, filed with the SEC on February 1, 2023, as amended by the Form 8-K/A, filed with the SEC on February 2, 2023, the Form 8-K/A, filed with the SEC on February 13, 2023 and the Form 8-K/A, filed with the SEC on April 10, 2023; the Current Report on Form 8-K, filed with the SEC on April 14, 2023; our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 18, 2023 and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until all of the securities are sold.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering described herein will automatically update and supersede the information contained in this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

We will provide you with a copy of any or all of the information that has been incorporated by reference in this prospectus, without charge, upon written or oral request directed to Applied UV, Inc., 150 N. Macquesten Parkway, Mount Vernon, NY 10550, telephone number (914) 665-6100. You may also access the documents incorporated by reference as described under “Where You Can Find More Information”.

24

2,659,574 Shares of

Common Stock

and

Pre-funded Warrants

PROSPECTUS

Aegis Capital Corp.

_________, 2023

25

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than the underwriter’s discount and commissions and expenses, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA filing.

Amount
Securities and Exchange Commission registration fee	$634
FINRA filing fee	$1,363
Accountants’ fees and expenses	$10,000
Legal fees and expenses	$150,000
Printing and engraving expenses	$1,500
Miscellaneous	$2,865
Total expenses	$165,000

Item 14. Indemnification of Directors and Officers.

Section 102 of the General Company Law of the State of Delaware (“DGCL”) permits a Company to eliminate the personal liability of directors of a Company to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a Company has the power to indemnify a director, officer, employee, or agent of the Company, or a person serving at the request of the Company for another Company, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the Company, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated certificate of incorporation provides that we will indemnify to the fullest extent permitted from time to time by the DGCL or any other applicable laws as presently or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Company, by reason of his acting as a director or officer of the Company or any of its subsidiaries (and the Company, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Company or any of its subsidiaries or is or was serving at the request of the Company in any other capacity for or on behalf of the Company) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, the Company shall be required to indemnify an officer or director in connection with an action, suit or proceeding (or part thereof) initiated by such person only if (i) such action, suit or proceeding (or part thereof) was authorized by the Board of Directors and (ii) the indemnification does not relate to any liability arising under Section 16(b) of the Exchange Act, as amended, or any rules or regulations promulgated thereunder. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise.

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If a claim is not paid in full by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where any undertaking required by the By-laws of the Company has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board of Directors, legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. Indemnification shall include payment by the Company of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification.

In any underwriting agreement we enter into in connection with the sale of Common Stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.*

Set forth below is information regarding shares of Common Stock issued by us since June 8, 2020.

(a) Issuance of Capital Stock.

On June 10, 2020, the Company issued 10,309 shares of Common Stock to Carmel, Milazzo & Feil LLP as part of compensation for legal services.

Only July 9, 2020, the Company issued 8,000 unvested shares of Common Stock in the aggregate to four newly elected directors. The shares will vest evenly on an annual basis over a period of four (4) years.

On July 9, 2020, the Company issued 7,500 shares of unvested Common Stock to its non-employee directors, which vested on January 1, 2021.

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On July 9, 2020, the Company issued 2,000 unvested shares of Common Stock to the Chairman of the Board. The shares vested on January 1, 2021.

On July 9, 2020, Company issued 3,000 unvested shares of Common Stock in the aggregate to the Chairman of the Audit Committee, the Chairman of the Nominating and Corporate Governance Committee and the Chairman the Compensation Committee. The shares vested on January 1, 2021.

On January 1, 2021 the Company issued in the aggregate 12,500 unvested shares of its Common Stock to its independent directors, which vested on January 1, 2022.

On January 14, 2021 the Company issued 664 shares of its Common Stock pursuant to the exercise of a common stock purchase warrant.

On January 25, 2021, the Company issued 600 shares of its Common Stock to a consultant as payment for services.

On February 8, the Company issued 275,000 shares of its Common Stock to the members of Akida Holdings LLC and one of its former employees in connection with the purchase of substantially all of the assets of Akida Holdings LLC.

On March 5, 2021 the Company issued 37 shares of its Common Stock pursuant to the exercise of a common stock purchase warrant.

On March 12, 2021 the Company issued 2,726 shares of its Common Stock pursuant to the exercise of a common stock purchase warrant.

On May 17, 2021 the Company issued 143 shares of its Common Stock pursuant to the exercise of a common stock purchase warrant.

On May 28, 2021 the Company issued 2,400 shares of its Common Stock to a consultant as payment for services.

On September 28, 2021, the Company issued 60,000 shares of its Common Stock to the members of Kes Science & Technology, Inc. in connection with the purchase of substantially all of the assets of Kes Science & Technology, Inc.

On October 13, 2021, the Company issued 80,000 shares of its Common Stock to the members of Old Sam Partners, LLC (SAM), formerly known as Scientific Air Management, LLC, in connection with the purchase of substantially all of the assets of SAM.   On March 31, 2022, there was a settlement of a dispute that arose during the first quarter of 2022 between both parties regarding certain representations and warranties in the purchase agreement which resulted in a settlement and mutual release agreement whereby the seller agreed to relinquish any right, title, and interest in the previously issued 80,000 shares.

II-3

On January 1, 2022, the Company issued in the aggregate 12,500 unvested shares of its Common Stock to its independent directors, which vest on January 1, 2023.

On January 1, 2022, the Company issued 10,000 unvested shares to Michael Riccio, its Chief Financial Officer, pursuant to his employment agreement with the Company. The shares vest evenly on a quarterly basis over three years.

On April 11, 2022, the Company issued 15,000 unvested shares to John Andrews, its former Chief Executive Officer, pursuant to his employment agreement with the Company. On December 19, 2022, pursuant to his separation agreement with the Company. 11,807 of the 15,000 shares were cancelled. The balance of 3,193 shares vested immediately upon John Andrew’s departure.

On May 17, 2022, the Company issued in the aggregate 4,000 unvested shares of its Common Stock to two new independent directors, which vest evenly on an annual basis over four years, beginning January 1, 2023.

On May 17, 2022, a total of 10,500 shares of the Company’s common stock were cancelled due to the resignation and/or non-election of three previous board members.

On January 1, 2023, the Company issued in the aggregate 7,000 unvested shares of its Common Stock to its independent directors, which vest on January 1, 2024.

On January 26, 2023 the Company issued 774,999 shares of its common stock and 399,996 shares of its Series C Preferred Stock to the equity holders of PURO and LED Supply in connection with the acquisitions of those entities.

On January 26, 2023 the Company issued 1,250,000 shares of its Series B Preferred Stock to one of PURO’s vendors in connection with the settlement of a $5 million promissory note.

On March 3, 2023, the Company issued in the aggregate 4,000 unvested shares of its Common Stock to its independent directors, which vest on January 1, 2024.

The issuance of the capital stock listed above was deemed exempt from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities were made to an accredited investor and did not involve a public offering. The recipient of such securities represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

(b) Warrants.

On September 2, 2020 the Company issued warrants to purchase 16,000 shares of its Common Stock to and at the direction of the underwriter of its initial public offering.

On November 13, 2020 the Company issued warrants to purchase 14,019 shares of its Common Stock to the underwriter of its public offering.

The issuance of the warrant listed above was deemed exempt from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities were made to an accredited investor and did not involve a public offering. The recipient of such securities represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

II-4

(c) Option Grants.

On March 4, 2021, the Company granted an unvested option to purchase 61,967 shares of its Common Stock at an exercise price of $39.00 per share to Max Munn, its President, pursuant to his employment agreement with the Company. The option vests monthly over a three-year period.

On April 5, 2021 the Company granted an option to purchase 14,000 shares of its Common Stock at an exercise price of $48.30 per share to Michael Riccio, its Chief Financial Officer, pursuant to his employment offer from the Company. These options were cancelled and reissued on September 28, 2021 at an exercise price of $32.65 per share.

On June 22, 2021 the Company granted options to purchase 17,600 shares of Common Stock at an exercise price of $48.95 per share to certain of its employees pursuant to the Company’s stock option plan.

On September 23, 2021 the Company granted options to purchase 2,000 shares of Common Stock at an exercise price of $33.70 per share to certain of its employees pursuant to the Company’s stock option plan.

On January 1, 2022 the Company granted an option to purchase 14,000 shares of its Common Stock at an exercise price of $13.50 per share to Michael Riccio, its Chief Financial Officer, pursuant to his employment agreement with the Company.

On February 18, 2022 the Company granted options to purchase 5,000 shares of Common Stock at an exercise price of $8.30 per share to certain of its employees pursuant to the Company’s stock option plan.

On March 2, 2022 the Company granted options to purchase 18,800 shares of Common Stock at an exercise price of $7.70 per share to certain of its employees pursuant to the Company’s stock option plan.

On June 3, 2022 the Company granted options to purchase 16,000 shares of Common Stock at an exercise price of $5.35 per share to certain of its employees pursuant to the Company’s stock option plan.

On April 11, 2022 the Company granted an option to purchase 35,000 shares of its Common Stock at an exercise price of $7.10 per share to John Andrews, its former Chief Executive Officer, pursuant to his employment agreement with the Company. All 35,000 options have expired since his departure from the Company on December 19, 2022.

On August 25, 2022 the Company granted options to purchase 5,000 shares of Common Stock at an exercise price of $10.00 per share to certain of its employees pursuant to the Company’s stock option plan.

On September 12, 2022 the Company granted options to purchase 12,000 shares of Common Stock at an exercise price of $8.50 per share to certain of its employees pursuant to the Company’s stock option plan.

On December 12, 2022 the Company granted options to purchase 12,000 shares of Common Stock at an exercise price of $8.50 per share to certain of its employees pursuant to the Company’s stock option plan.

On December 31, 2022 the Company granted options to purchase 10,000 shares of Common Stock at an exercise price of $10.00 per share to certain of its employees pursuant to the Company’s stock option plan.

On January 9, 2023 the Company granted options to purchase 81,000 shares of Common Stock at an exercise price of $10.00 per share to certain of its employees pursuant to the Company’s stock option plan.

On January 26, 2023 the Company granted options to purchase 15,000 shares of Common Stock at an exercise price of $10.00 per share to certain of its employees pursuant to the Company’s stock option plan.

The options described above were deemed exempt from registration in reliance on Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities were made to an accredited investor and did not involve a public offering. The recipients of such securities represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

(d) Issuance of Notes.

The Company has not issued any notes.

II-5

Item 16. Exhibits and Financial Statement Schedules.

EXHIBIT INDEX

1.1*	Underwriting Agreement.
3.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 (File No. 333-239892) filed with the SEC as of July 16, 2020).
3.2	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1 (File No. 333-239892) filed with the SEC as of July 16, 2020).
3.3	Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 of the Company’s Registration Statement on Form S-1 (File No. 333-239892) filed with the SEC as of July 16, 2020).
3.4	Certificate of Designation, Preferences and Rights of Series A Preferred Stock (incorporated by reference to Exhibit 3.4 of the Company’s Registration Statement on Form S-1 (File No. 333-239892) filed with the SEC as of July 16, 2020).
3.5	Certificate of Amendment of Certificate of Incorporation filed on June 17, 2020 (incorporated by reference to Exhibit 3.5 of the Company’s Registration Statement on Form S-1 (File No. 333-239892) filed with the SEC as of July 16, 2020).
3.6	Certificate of Amendment of Certificate of Incorporation filed on June 23, 2020 (incorporated by reference to Exhibit 3.6 of the Company’s Registration Statement on Form S-1 (File No. 333-239892) filed with the SEC as of July 16, 2020).
3.7	Certificate of Amendment of Certificate of Incorporation filed July 14, 2020 (incorporated by reference to Exhibit 3.7 of the Company’s Registration Statement on Form S-1 (File No. 333-239892) filed with the SEC as of July 16, 2020).
3.8	Certificate of Amendment to Certificate of Designation of Series A Preferred Stock, filed on June 17, 2021 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed on July 19, 2021).
3.9	Certificate of Designation, Preferences and Rights of 10.5% Series A Cumulative Perpetual Preferred Stock (incorporated by reference to Exhibit 3.9 of the Company’s Registration Statement on Form S-1 (File No. 333-257197) filed with the SEC as of June 25, 2021).
3.10	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, filed on October 7, 2021
3.11	Certificate of Amendment to the Certificate of Designation of Series A Preferred Stock, filed on December 8, 2021
3.12	Certificate of Designations, Rights, and Preferences of 2% Series B Cumulative Perpetual Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 1, 2023)
3.13	Certificate of Designations, Rights, and Preferences of 5% Series C Cumulative Perpetual Preferred Stock (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 1, 2023)
4.1*	Form of Pre-funded Warrant
4.2*	Form of Pre-funded Warrant Agent Agreement
5.1*	Opinion of counsel to the Registrant.
10.1	Warrant, dated April 1, 2020 issued to Max Munn (incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (File No. 333-239892) filed with the SEC as of July 16, 2020).
10.2	The Company’s 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.5 of the Company’s Registration Statement on Form S-1 (333-239892) filed with the SEC as of July 16, 2020).
10.3	Form of Option Agreement and Grant issued under February 18, 2020 Board Approval (incorporated by reference to Exhibit 10.6 of the Company’s Registration Statement on Form S-1 (File No. 333-239892) filed with the SEC as of July 16, 2020).
10.4	Agreement, dated April 20, 2020 between Icahn School of Medicine at Mount Sinai and SteriLumen, Inc. (incorporated by reference to Exhibit 10.7 of the Company’s Registration Statement on Form S-1 (File No. 333-239892) filed with the SEC as of July 16, 2020).
10.5	Common Stock Purchase Warrant, dated July 1, 2020 (incorporated by reference to Exhibit 10.10 of the Company’s Registration Statement on Form S-1 (File No. 333-239892) filed with the SEC as of July 16, 2020).
10.6	Common Stock Purchase Warrant, dated July 1, 2020 (incorporated by reference to Exhibit 10.11 of the Company’s Registration Statement on Form S-1 (File No. 333-239892) filed with the SEC as of July 16, 2020).
10.7	Form of Option issued to Medical Advisory Board members (incorporated by reference to Exhibit 10.12 of the Company’s Registration Statement on Form S-1 (File No. 333-239892) filed with the SEC as of July 16, 2020).
10.8	Employment Agreement, dated June 30, 2020 between the Company and Max Munn (incorporated by reference to Exhibit 10.9 of the Company’s Registration Statement on Form S-1 (File No. 333-239892) filed with the SEC as of July 16, 2020).
10.9	Employment Agreement, dated January 1, 2022 between the Company and Michael Ricco (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 3, 2022)
10.10	Agreement and Plan of Merger dated as of December 19, 2022, by and among the Company, PURO Acquisition Sub I, Inc., PURO Acquisition Sub II, LLC, PURO Lighting, LLC, Brian Stern, Andrew Lawrence, and the Member Representative (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 1, 2023)
10.11	Agreement and Plan of Merger dated as of December 19, 2022, by and among the Company, LED Supply Acquisition Sub I, Inc., LED Supply Acquisition Sub II, LLC, LED Supply Co. LLC, Brian Stern, Andrew Lawrence, and the Member Representative (incorporated by reference Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 1, 2023)
10.12	Amendment to Agreement and Plan of Merger dated as of January 26, 2023, by and among the Company, PURO Acquisition Sub I, Inc., PURO Acquisition Sub II, LLC, PURO Lighting, LLC, Brian Stern, Andrew Lawrence, and the Member Representative (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 1, 2023)
10.13	Amendment to Agreement and Plan of Merger dated as of January 26, 2023, by and among the Company, LED Supply Acquisition Sub I, Inc., LED Supply Acquisition Sub II, LLC, LED Supply Co. LLC, Brian Stern, Andrew Lawrence, and the Member Representative (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on February 1, 2023)
10.14	Securities Purchase Agreement dated October 7, 2022 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 14, 2022)
10.15	Note dated October 7, 2022 in the principal amount of $2,807,500 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 14, 2022)
10.16	Loan and Security Agreement dated as of December 9, 2022, by and between the Company, SteriLumen, Inc., Munn Works, LLC and Pinnacle Bank (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 15, 2022)
10.17	First Modification to Loan and Security Agreement and Loan Documents dated as of December 9, 2022, by and between the Company, SteriLumen, Inc., Munn Works, LLC and Pinnacle Bank (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 15, 2022)
10.18	Note Purchase and Cancellation Agreement dated as of January 5, 2023, by and between the Company, PURO Lighting, LLC, and Acuity Brands Lighting, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 11, 2023)
10.19	Securities Purchase Agreement dated January 25, 2023 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 31, 2023)
10.20	Amendment to Securities Purchase Agreement dated January 25, 2023 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 31, 2023)
10.21	Note dated January 25, 2023 in the principal amount of $2,807,500 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on January 31, 2023)
23.1	Consent of Mazars USA LLP.
23.2*	Consent of Counsel to the Registrant (included in Exhibit 5.1).
24.1	Power of Attorney.
107	Fee table

*To be filed by Amendment

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(5) That for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mount Vernon, State of New York on the 8th day of June, 2023.

APPLIED UV, INC.

By:	/s/ Max Munn
Max Munn
Chief Executive Officer, President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity in Which Signed	Date

/s/ Max Munn	Chief Executive Officer, President and Director	June 8, 2023
Max Munn

/s/ Michael Riccio	Chief Financial Officer (Principal Financial and Accounting officer)	June 8, 2023
Michael Riccio

/s/ Eugene Burleson	Chairman of the Board	June 8, 2023
Eugene Burleson

/s/ Joseph Luhukay	Director	June 8, 2023
Joseph Luhukay

/s/ Brian Stern	Director	June 8, 2023
Brian Stern

/s/ Dr. Dallas Hack	Director	June 8, 2023
Dr. Dallas Hack

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